Exhibit 99.1

ELKHART, INDIANA — AUGUST 5, 2016

SKYLINE REPORTS RESULTS FOR FISCAL 2016 FOURTH QUARTER AND YEAR END

In the fourth quarter of fiscal 2016, Skyline Corporation (NYSE MKT: SKY) (“Skyline” or the “Corporation”) reported the following results:

•	Net sales from continuing operations of $56,651,000, an increase of 14% over net sales of $49,605,000 from continuing operations in the year ago quarter.

•	Income from continuing operations of $1,534,000 as compared to a loss of $149,000 from continuing operations in the fourth quarter of fiscal 2015. Included in prior year’s loss is a $243,000 gain on the sale of idle property, plant and equipment that occurred in the fourth quarter.

•	Loss from discontinued operations of $208,000 as compared to a loss of $51,000 from discontinued operations in the fourth quarter of fiscal 2015.

•	Net income of $1,326,000 or $0.16 per share as compared to a net loss of $200,000 or $0.02 per share in the fourth quarter of fiscal 2015. Included in prior year’s loss is a $243,000 gain on the sale of idle property, plant and equipment that occurred in the fourth quarter.

In fiscal 2016, the Corporation reported the following results:

•	Net sales from continuing operations of $211,774,000, an increase of 13% over net sales of $186,985,000 from continuing operations in fiscal 2015.

•	Income from continuing operations of $1,873,000 as compared to a loss of $4,188,000 from continuing operations in fiscal 2015. Included in prior year’s loss is a $243,000 gain on the sale of idle property, plant and equipment that occurred in the fourth quarter.

•	Loss from discontinued operations of $195,000 as compared to a loss of $6,226,000 from discontinued operations in fiscal 2015.

•	Net income of $1,678,000 or $0.20 per share as compared to a net loss of $10,414,000 or $1.24 per share in fiscal 2015. Included in prior year’s loss is a $243,000 gain on the sale of idle property, plant and equipment that occurred in the fourth quarter.

Commenting on this quarter’s results, President and Chief Executive Officer Richard Florea said, “We are pleased that our progress in product development and our overall operational improvements have translated to increased revenue and profits for the fourth quarter and the fiscal year. The recent opening of our manufacturing facility in Elkhart, Indiana reflects the increased demand we are seeing for our quality-built, value-laden products.”

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Dollars in thousands, except share and per share data)

	May 31, (Unaudited)			Year Ended May 31,
	2016	2015		2016	2015

Net sales from continuing operations	$56,651	$49,605		$211,774	$186,985

Income (loss) from continuing operations, net of taxes	1,534	(149	)(A)	1,873	(4,188	)(A)

Loss from discontinued operations, net of taxes	$(208)	$(51)		$(195)	$(6,226)

Net income (loss)	$1,326	$(200)		$1,678	$(10,414)

Basic income (loss) per share	$.16	$(.02)		$.20	$(1.24)

Number of weighted average common shares outstanding	8,391,244	8,391,244		8,391,244	8,391,244

(A) Includes $243 gain on sale of idle property, plant and equipment

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(Dollars in thousands)

	May 31,
	2016	2015
ASSETS

Cash	$7,659	$4,995
Accounts receivable	15,153	15,288
Inventories	11,381	9,119
Worker’s compensation security deposit	1,294	1,732
Other current assets	331	447

Total Current Assets	35,818	31,581

Property, Plant and Equipment, net	11,645	11,569

Other Assets	7,515	7,289

Total Assets	$54,978	$50,439

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable, trade	$3,921	$3,033
Accrued liabilities	14,110	12,084

Total Current Liabilities	18,031	15,117

Total Non-Current Liabilities	11,814	11,949

Common stock	312	312
Additional paid-in capital	5,010	4,928
Retained earnings	85,555	83,877
Treasury stock, at cost	(65,744)	(65,744)

Total Shareholders’ Equity	25,133	23,373

Total Liabilities and Shareholders’ Equity	$54,978	$50,439